NSAR ITEM 77O
2000
VK Comstock Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase
    1     Willis Group Holdings  Salomon    68,200     0.341         6/11/01
                                Smith Barney

Underwriters for #1
Salomon Smith Barney, Inc.
J.P. Morgan Securities, Inc.
Morgan Stanley & Co. Incorporated
Banc of America Securities LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Warburg LLC
BNP Paribas
Cochran, Caronia Securities LLC
Conning & Company
Dowling & Partners Securities, LLC
A.G. Edwards & Sons, Inc.
Epoch Partners
First Union Securities, Inc.
Fox-Pitt, Kelton Inc.
Friedman, Billings, Ramsey
Janney Montgomery Scott LLC
Kiefe, Bruyette & Woods, Inc.
Legg Mason Wood Walker, Incorporated
Meuberger & Bergman
Shemano Group
Muriel Siebert & Co. Inc.